UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2005

O2DIESEL CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number: 000-32217

Delaware	91-2023525
(State of incorporation)	(I.R.S. Employer Identification No.)

100 Commerce Drive, Suite 301
Newark, DE	19713
(Address of principal executive offices)	(Zip Code)

(302) 266-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

SECTION 1- REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

The disclosure required to be provided herein is incorporated by reference to Item 3.02 below.

SECTION 3 — SECURITIES AND TRADING MARKET

Item 3.02 Unregistered Sales of Equity Securities

On January 24, 2005, O2Diesel Corporation (the “Company”) entered into a subscription agreement (the “Subscription Agreement”) with a non-US based investment firm to sell 2,857,143 shares of its common stock at a purchase price of $0.70 per share in a private placement, for total proceeds of $2,000,000, less $160,000 in commissions and other related transaction costs. As part of the sale, the Company will also issue warrants to purchase 1,428,571 shares of common stock at an exercise price of $0.70 per share if exercised within twelve months of issuance and $1.05 if exercised thereafter. The warrants expire two years after the date of issuance. The purchaser’s obligation to purchase the shares is subject to the Company satisfying certain conditions. The Company anticipates that this financing will close within 60 days.

As part of the transaction, the Company has agreed to sell up to an additional $3 million of its common stock to this investor at a 10% discount to the market price of the shares at the time of purchase. Warrant coverage of 50% will be included as part of this sale. The exercise price of the warrants will be 100% of the purchase price if exercised within 12 months of issue and 150% of the purchase price thereafter. The warrants expire two years after issuance. The purchaser’s right to purchase the additional shares expires six months after the date of closing of the initial private placement.

The common stock and the warrants will be issued to the accredited investor in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated under the Securities Act.

A copy of the Company’s January 24, 2005 Press Release announcing the Subscription Agreement, is filed hereto as exhibit to this report and is incorporated herein by reference.

SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits:

Exhibit No.	Description
99.1	Text of Press Release, issued by O2Diesel Corporation on January 24, 2005.

S I G N A T U R E

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

O2DIESEL CORPORATION

By: /s/ Alan R. Rae
Alan R. Rae
President and Chief Executive Officer

Date: January 28, 2005